EXHIBIT 99.1

On2 Technologies Announces Preliminary Fourth Quarter Revenue Results and Delay of Filing Annual Report Pending Completion of Review

TARRYTOWN, NY, (April 1, 2008) – On2 Technologies, Inc. (AMEX: ONT) today reported preliminary unaudited revenue and earnings results for the fourth quarter of 2007. The Company also announced that it has delayed the filing of its Annual Report on Form 10-K for the year ended December 31, 2007 pending the completion of a review by the audit committee of On2's board of directors, focusing on (but not limited to) transactions arising from certain customer contracts entered into during 2007 for which On2 had previously recognized revenues. The audit committee has engaged special counsel to assist in this review.

The Company expects revenue for the fourth quarter of 2007 to be in the range of $6.2 million to $6.3 million (including approximately $4.28 million in revenue derived from the Company's Hantro Products subsidiary, which was acquired on November 1, 2007), compared with revenue of $2.1 million for the fourth quarter of 2006. The Company expects earnings (loss) per common share to be in the range of ($0.02) to ($0.01) for the fourth quarter of 2007. On2's auditors have not completed their audit of the Company's financial statements for the year ended December 31, 2007 and accordingly, the financial data contained in this press release has not been the subject of an auditor's report and cannot be relied on as audited information. The Company's auditors will not be a position to complete the audit until On2's audit committee completes its review of the transactions at issue. Depending on the outcome of that review, the Company's previously issued unaudited 2007 quarterly financial information could materially change.

On a related point, following the Company's report to the American Stock Exchange ("AMEX") that On2 would not be filing its 10-K by the filing deadline, the AMEX sent to On2 a notice stating that the Company was not in compliance with the AMEX continued listing standard that requires companies (such as On2) whose securities are listed for trading on the AMEX to timely file their periodic financial reports. The AMEX notice provides that On2 may furnish to the AMEX by April 15, 2008 a plan for regaining compliance with the continued listing standards by filing its 2007 10-K by June 30, 2008. On2 intends to file such a plan and to file the 10-K within the specified time period so that it may maintain its common stock listing. If the AMEX accepts the plan, the AMEX indicates that it will not seek to delist the common stock on the basis of the late 10-K filing, subject to On2's making progress towards achieving its plan and filing the 2007 10-K by June 30, 2008.

On2 intends to file its 10-K and to provide full fourth quarter results as soon as practicable following completion of the audit committee review and 2007 audit. The Company plans to provide details regarding its earnings release and conference call as soon as available in a future press release and on the Company's website, www.on2.com.

About On2

On2 creates advanced video compression technologies for desktop and wireless. Powering the

video in many of today's leading web and mobile applications and devices, On2's customers include: Nokia, Infineon, Mediatek, Sony, Facebook, Brightcove, Move Networks, Adobe and Skype. On2 Technologies is headquartered in Tarrytown, NY USA. For more information please visit www.on2.com.

Trademarks mentioned in this release are the property of their respective owners.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. On2's forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those suggested by our forward-looking statements, as actual performance could be impacted by, among other things, the compliance plan that On2 intends to furnish to the AMEX, any matters that may arise out of the audit committee's review referred to above in this press release, longer than expected delays in the audit committee's completion of its review and the Company's completion of its 2007 financial statements and audit, which could result in longer than expected delays in the filing of On2's Annual Report on Form 10-K and other factors described above and in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond the Company's ability to predict or control. In addition, as a result of these and other factors, the Company's past financial performance should not be relied on as an indication of future performance. On2 does not assume any obligation to update any forward-looking statements or other information contained in this press release.

Investor Contact:

On2 Technologies, Inc
Matt Frost
914 468 0510
invest@on2.com